UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 21, 2004

BRAINTECH, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-24911
(Commission File Number)

98-0168932
(IRS Employer Identification No.)

102-930 West 1st Street, North Vancouver, BC V7P 3N4
(Address of principal executive offices and Zip Code)

(604) 988-6440
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On December 21, 2004, we closed a private placement consisting of 187,500 units. Each unit consists of one share of common stock and one-half share purchase warrant. Each whole warrant entitles the holder to purchase an additional share of common stock in the Registrant at a price of $0.50 per share and is exercisable for a period of five years. The units were issued to three accredited investors pursuant to exemptions from registration as set out in Rule 506 of Regulation D under the Securities Act.

In connection with the private placement, we issued 8,750 units as a finder’s fee. Each unit consists of one common share and one-half share purchase warrant. Each whole warrant entitles the holder to purchase an additional share of our common stock at a price of $0.50 per share and is exercisable for a period of five years. The units were issued pursuant to an exemption from registration as set out in Rule 506 of Regulation D under the Securities Act.

On December 29, 2004, we closed a private placement consisting of 450,000 units. Each unit consists of one share of common stock and one-half share purchase warrant. Each whole warrant entitles the holder to purchase an additional share of our common stock at a price of $0.50 per share and is exercisable for a period of five years. The units were issued to four accredited investors pursuant to exemptions from registration as set out in Rule 506 of Regulation D under the Securities Act.

In connection with the private placement, we paid a cash finder’s fee of $12,600.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAINTECH, INC.

/s/ Edward White
By: Edward White
Chief Financial Officer and Director
Date: January 6, 2005